  Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Appoints Michael B. Lucareli as Chief Financial Officer

RACINE, WI, July 12, 2010 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that, effective immediately, Michael B. Lucareli has been named Vice President, Finance, Chief Financial Officer and Treasurer. He will be responsible for Modine’s global finance, accounting and investor relations functions. Lucareli has been with Modine for 11 years and most recently served as Vice President, Finance and Corporate Treasurer.

Lucareli brings a broad financial background and in-depth knowledge of Modine’s business units and markets.  Over his 11-year tenure with Modine, Lucareli has held varying and increasing levels of responsibility for business development, strategic planning, investor relations, risk management, treasury, and operational accounting.

“We evaluated numerous highly qualified candidates over the last eight months,” said Thomas Burke, Modine President and Chief Executive Officer.  “We were very deliberate in our search process and it served us well. Mick proved to be the best candidate and I am delighted that he will step into this very important position.  He possesses the right combination of financial skills, knowledge of Modine, and leadership that are critical for our success.”

In connection with his various positions at Modine, Lucareli has focused on driving enhanced performance through process improvements and global standardization.  He has held critical roles in all aspects of treasury management, multiple acquisitions, business integrations and divestitures. Lucareli also played an important role in Modine’s recent and very successful secondary stock offering to de-leverage the company’s balance sheet.

“I have been very impressed with Mick’s consistent ability to link our financial and operational objectives with our primary goal of creating long-term shareholder value,” added Burke.  “I have witnessed the benefits of Mick’s solid relationships within the organization and with external Modine stakeholders, and I look forward to working with him as we continue to move the company toward our long-range objectives.”

“Modine has emerged from the economic crisis a much stronger company,” said Lucareli.  “We have more work to do, and I am excited to lead the finance team and support Modine’s entire organization as we build on our momentum.”

Lucareli holds a Bachelor’s degree in Economics from the University of Wisconsin (Madison) and an MBA from Loyola University (Chicago).  He is also a Chartered Financial Analyst (CFA).  Prior to joining Modine, Lucareli was a securities analyst and portfolio manager for Associated Bank’s investment management group in Green Bay, WI.  He also served as Director of Investment Research for Alpha Investment Group in Milwaukee, WI and as international research analyst for SEI Corporation in Chicago, IL.

About Modine
Modine, with fiscal 2010 revenues of $1.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,000 people at 30 facilities worldwide in 14 countries.  For more information about Modine, visit www.modine.com.